Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement (Form S-8 No. 333-257532) pertaining to the 2021 Omnibus Incentive Plan of Clear Secure, Inc of our report dated March 29, 2022, with respect to the consolidated financial statements of Clear Secure, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

New York, New York
March 29, 2022